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Party A: TransGlobe Life Insurance Inc.

Party B: Law Insurance Broker Co., Ltd.

For the promotion of the life insurance business, both parties agreed to fellow the terms and conditions set forth in this Contract (the “Contract”) below.

Article 1

The length of validity of the Contract is on annually bases (One contractual year, beginning at Jan. 1 to Dec. 31). The effective date of the Contract is on Jan. 1, 2002, lasting for one year, on Dec. 31, 2002. Except one party addresses the intent of not remaining the validity of the Contract, the Contract automatically extends for one year, and so on.

Article 2

The scopes of cooperation are set as follows:

1.	Soliciting Party A’s life insurance products.
2.	Collecting initial premium on behalf of Party A.
3.	Collecting the proposal, application of modification of the insurance contract, application of insurance claim. Above-mentioned documents shall be submitted to Party A immediately.

Article 3

Party A shall pay the brokerage to Party B in accordance with the charts of the rate of brokerage (attached below). However, the Party A remains the right of adjusting the rate of brokerage depending on the changing of law and any other realistic factors.

Article 4

Obligations of Party A are set as follows:

1.	Party A shall pay the brokerage to Party B in accordance with Article 3. Party A shall provide the rate of brokerage for newly entered contract in written form to Party B. This written form (notification) constitutes parts of the Contract.
2.	Party A shall provide proper trainings, business supports and equipments to Party B’s solicitors.
3.	Party A shall provide related propagandas needed for life insurance promotion to Party B.
4.	When the Contract terminates:
(1)	Party A agreed continuously to pay the brokerage of regular life insurance to Party B in accordance with the rate on brokerage stated in the appendix 1 below. Part B is entitled to appoint successor for the succession of the brokerage in case of Party B is suspended by administrative.
(2)	Party A agreed to pay the due brokerage of insurance service to Party B on February the following year, only if the premium paid exceeds 80%.
(3)	Execution of cooperation of life accident policy and group policy determines by realistic factors.

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Article 5

Obligations of Party B are set as follows:

1.	Party B agreed the promised amount of each contractual year is no less than 3,000,000 NT dollars. And on the 13th months, the continuity rate shall over 65%.
2.	Any execution of payment, checks, properties and securities shall be submitted to Party A under Article 30, Section 2 of the Regulation Governing the Supervision of Insurance Agencies, Brokers and Notaries. Above-mentioned shall not be used to pay for Party B’s brokerage.
3.	Receipt of premium paid, travel insurance policy, insurance certificates shall be executed pursuant to Party A’s protocol or business guideline. If Party B fail to submit the premium collected on agreed date or on mercy period, Party B shall be responsible for the insurance liability and damages.
4.	The execution of authorized solicitation by Party B shall be under Party A’s business guideline and other related acts and laws. Party A shall be truthfully disclosed the content of the insurance policy and the guideline of insurance.
5.	Party B is forbidden to change or modify the content of insurance policy provided by Party A. Party B shall not make any kind of offer besides the content written in the insurance policy to the clients.
6.	Except approved by Party A in advance in written form, Party B shall not use Party A’s name or trademark for advertisement.
7.	Party B shall provide insurance service for the policyholder.
8.	Party B is not authorized to use Party A’s name to make any offer besides what is stated in this Contract.
9.	Once the solicited insurance contract by Party B is terminated because of the violation of law or the willful concealment, Party B shall return all of the brokerage received to Party A.

Article 6

Party B shall not cooperate or provide any business opportunities with any solicitors who are already engaging in business with Party A. If any violation occurs, both parties agreed as follows:

1.	The right of client belongs to the original solicitor.
2.	Any violation of this article shall be settled by both parties through consultation in written form. The violation shall be ended once the consultation begins. Violator shall be fined 50,000 NT dollars for each violation after the consultation.

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Article 7

Party B is not entitled to receive the initial brokerage for newly entered insurance contract when the former insurance contract of the insured is surrendered, defaulted, reduced the amount of insurance, paid up or rollover 6 months before the new insurance contract is entered. However, Party B is still entitled to receive the brokerage base on the difference of the amount of insurance between the former contract and the new contract.

Article 8

Party A shall be compensated when the violation of the Contract occurs by Party B. Party A is entitled to be compensated by the due brokerage.

Article 9

Termination of the Contract:

1.	Party A is entitled to terminate the Contract if Party B operates soliciting or recruiting in dishonesty or immorality.
2.	Party A is entitled to terminate the Contract anytime if Party B is suspended from practicing by the administration, order of the court or any other kind.
3.	Party A is entitled to terminate the Contract anytime if the continuity rate fails to meet the requirement of Article 5, Section 1.
4.	One party addresses the intent of termination to the other in written form 3 months in advance.

Article 10

Mailing address in this Contract is agreed by both parties to be a legal mailing address. Once the legal document is mailed to the mailing address, it is deemed to be received in legal perspective.

Article 11

Any other matter which is not specifically mentioned in the Contract shall executed pursuant to the Regulation Governing the Supervision of Insurance Agencies, Brokers and Notaries and any other acts or laws.

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Article 12

Once the representative officer or signatory officer is not capable of fully operating their duties, the successor of Party B shall fulfill the duty of signatory. If the practicing certificate of Party B is invalid, Party B shall temporarily suspend solicitation. After receiving a renewed certificate, Party B shall sent a copy of it to Party A.

Article 13

Both parties are entitled to amend the Contract depending on the needs of both parties.

Article 14

The jurisdiction of court is chosen to be a jurisdiction of district court of Party A’s office.

Article 15

The Contract has two copies of the same form. Each party holds one.